                          REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of May 27, 1999, by and among Penton Media, Inc., a Delaware corporation (the "Company"), and New Hope Communications, Inc., a Colorado corporation ("New Hope").

1.   Definitions.

          As used in this Agreement:

     1.1 "Act" shall mean the Securities Act of 1933, as amended, or any successor statute thereto;

     1.2 "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act;

     1.3 "Exchange Act" shall mean the Securities Exchange Act, as amended, or any successor statute thereto;

     1.4 "Holder" shall mean New Hope or any of its Permitted Assignees;

     1.5 "Other Holder" shall mean any stockholder of the Company, other than any Holder who has requested or is entitled, by contract with the Company or otherwise, to have securities included in a registration by the Company that is subject to Section 2 hereof;

     1.6 "Permitted Assignees" shall mean any current or future shareholders of New Hope and any person or entity to whom R. Douglas Greene or any such shareholder may assign his or its Registrable Securities and rights hereunder for estate planning purposes.

     1.7 "Person" shall mean any natural person, corporation, limited liability company, general partnership, proprietorship, other business organization, trust, union or association;

     1.8 The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

     1.9 "Registrable Securities" means (A) Shares held by a Holder, (B) any additional Shares acquired by a Holder and (C) any equity securities of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares referred to in clause (A) or (B) above;

     1.10 "Registration Expenses" shall mean all expenses incurred by the Company in connection with any registration by the Company which is subject to
Section 2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and disbursements of one counsel for all the Holders in an amount not to exceed $10,000, listing fees, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company);

     1.11 "Securities Act" means the Securities Act of 1933, as amended, or any successor statute thereto;

     1.12 "Selling Expenses" shall mean all underwriting discounts and selling commissions applicle to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders, if other than counsel for the Company, in connection with such sale other than fees and expenses of one counsel for all of the Holders in an amount not to exceed $10,000;

     1.13 "Shares" shall mean the shares of common stock, par value $0.01 per share, of the Company; and

     1.14 Capitalized terms used but not defined herein shall have the meaning given such terms in the Asset Purchase Agreement, dated as of May 18, 1999, by and among the Company, Seller and R. Douglas Greene.

2.   Company Registration

     2.1 From and after the Closing Date, if the Company shall determine to register any of its equity securities either for its own account or for the account of a security holder or holders, if any, other than a registration relating solely to employee benefit plans or a registration relating solely to a transaction covered by Rule 145 under the Securities Act, or a registration on any registration form that does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

          (a) promptly give to each Holder a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicle blue sky or other state securities laws); and

          (b) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders within 15 days after receipt of the written notice from the Company described in clause (a) above, except as set forth in Section 2.2 below. Such written request may specify all or a part of a Holder's Registrable Securities.

     2.2 Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.1(a). In such event, the right of each Holder to registration pursuant to this
Section 2 shall be conditioned upon the Holder's participation in such underwriting and the inclusion of the Holder's Registrable Securities in the underwriting to the extent provided herein. The Holders shall (together with the Company and the Other Holders distributing their securities through such underwriting) enter into underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 2, if the representative determines that marketing factors require a limitation on the number of securities to be underwritten, the representative may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner:
(i) first, if the registration pursuant to this Section 2 was initiated by Other Holders exercising demand registration rights, 100% of the securities such Other Holders propose to sell (except to the extent the terms of such Other Holders' registration rights provide otherwise); (ii) second, 100% of the securities the Company proposes to sell for its own account; and (iii) third, to the extent that the number of securities which such Other Holders exercising demand registration rights and the Company propose to sell is less than the number of securities that the Company has been advised can be sold in such offering without having the adverse effect referred to above, such number of Registrable Securities which the Holders have requested to be included in such registration and such number of securities which Other Holders have requested to be included in such registration, in each case pursuant to Section 2(a) hereof or other piggyback or incidental registration rights and which, in the opinion of such managing underwriter or underwriters, can be sold without having the adverse effect referred to above, such number of Registrable Securities and other securities to be included on a pro rata basis among the Holders and Other Holders on the basis of the relative number of Shares beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by the Holders and Other Holders, (provided that if the number of Registrable Securities requested to be included in such registration by the Holders pursuant to this Section 2.2 and the Other Holders exceeds the number that the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of such Registrable Securities to be included in such registration by the Holders shall be allocated pro rata among the Holders and such Other Holders on the basis of the relative number of Registrable Securities each such Holder has requested to be included in such registration). No Holder of Registrable Securities may participate in any registration that is underwritten unless such Holder (a) agrees to sell such securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     2.3 Minimum Amount. Notwithstanding Section 2.2 hereof, the Company will not be required to include the Holders' Registrable Securities with respect to any request under Section 2.2 if the Registrable Securities covered thereby constitute less than the amount that the Holders at the time of such registration would be permitted to sell pursuant to Rule 144 of the Act.

3. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company, and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of its securities so registered.

4. Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep the Holders, as applicable, advised in writing as to initiation of each registration and as to the completion thereof. At its expense, the Company will:

     4.1 keep such registration effective for a period of 120 days or until the Holders, as applicable, have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a) of the Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 12 or 15 (d) of the Exchange Act in the registration statement; and

     4.2 furnish such number of prospectuses and other documents incident thereto as the Holders, as applicable, from time to time may reasonably request.

5.   Indemnification.

     5.1 The Company will indemnify the Holders, their officers, directors and partners, and each person controlling the Holders, as applicable, with respect to each registration which has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any true untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Holders, their officers, directors and partners, and each person controlling the Holders, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished in writing to the Company by the Holders (including their representatives) or underwriter and stated to be specifically for use therein.

     5.2 The Holders will, if Registrable Securities held by them are included in the securities as to which such registration, qualification or compliance is being effected, jointly and severally indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Act and the rules and regulations thereunder, each Other Holder and each of their officers, directors, and partners, and each person controlling such Other Holder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder therein not misleading, and will reimburse the Company and such Other Holders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonly incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished in writing to the Company by such Holder or its representatives and stated to be specifically for use therein; provided, however, that the obligations of the Holders hereunder shall be limited to an amount equal to the net proceeds to such Holders of securities sold as contemplated herein.

     5.3 Each party entitled to indemnification under this Section 5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

     5.4 If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     5.5 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

     5.6 The foregoing indemnity agreement of the Company and the Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage relating to an alleged untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make a statement therein not misleading made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Act.

6. Information by the Holders. Each Holder, and each Other Holder holding securities included in any registration, shall, from and after the Closing Date, furnish to the Company such information regarding itself and the distribution proposed by it as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

7. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, from the Closing Date until no Holder is entitled to further participation in registrations pursuant to Section 2, the Company agrees to:

     7.1 make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

     7.2 use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

     7.3 so long as any Holder owns any Registrable Securities, furnish to such Holder upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

           To the Company:

           Penton Media, Inc.
           1100 Superior Avenue
           Cleveland, Ohio  44114
           Attn:  Thomas L. Kemp, Chief Executive Officer
           Telecopier: (216) 931-9891

           with a copy to:

           Jones, Day, Reavis & Pogue
           North Point
           901 Lakeside Avenue
           Cleveland, Ohio  44114
           Attn:  Christopher M. Kelly, Esq.
           Telecopier:  (216) 579-0212


           To New Hope:

           New Hope Communications, Inc.
           1301 Spruce Street
           Boulder, Colorado  80302
           Attn:    R. Douglas Greene, Chairman and Chief Executive Officer
           Telecopier:  (303) 449-8017

           with a copy to:

           Willkie Farr & Gallagher
           787 Seventh Avenue
           New York, New York  10019
           Attn:    Richard K. DeScherer, Esq.
           Telecopier:  (212) 728-8111

     If to any other Holder, to such name at such address as such Holder shall have indicated in a written notice delivered to the other parties to this Agreement.

     Any party hereto may from time to time change its address for notices under this Section 8 by giving at least 10 days' notice of such changes to the other parties hereto.

9. Termination. This Agreement will terminate when the number of Registrable Securities falls below 1% of the issued and outstanding Shares.

10. Waivers. No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

11. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

12. Successors and Assigns; Amendments. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns, including without limitation and without the need for an express assignment each subsequent Holder of any Registrable Securities. Except as provided in this
Section 12, neither the Company nor any Holder shall assign this Agreement or any rights hereunder without the prior written consent of the other parties hereto; provided, however, that New Hope may assign its rights hereunder in whole or in part to each and to any of the Permitted Assignees without the written consent of the Company. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party hereunder. This Agreement may not be amended except by a written instrument by the parties hereto.

13. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person except R. Douglas Greene.

14. Governing Law. This Agreement shall he governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of laws.

15. Entire Agreement. This Agreement contains the entire agreement of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

16. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

17. Severability. If any term or provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

18. Further Assurances. Subject to the specific terms of this Agreement, each Holder and the Company shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

19. Recapitalization, Exchanges, etc., Affecting the Company's Capital Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), or at the election of the Holders, any person who controls any of the foregoing, which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.


                                        PENTON MEDIA, INC.



                                        By: /s/ Thomas L. Kemp
                                        -----------------------------
                                        Name:  Thomas L. Kemp
                                        Title: Chief Executive Officer


                                        NEW HOPE COMMUNICATIONS, INC.



                                        By: /s/ R. Douglas Greene
                                        -----------------------------
                                        Name:  R. Douglas Greene
                                        Title: President and Chief
                                               Executive Officer